Exhibit 8.1

Scorpio Bulkers Inc.

9, Boulevard Charles III

MC 98000

Monaco

December 11, 2013

Re:	Scorpio Bulkers Inc.

Ladies and Gentlemen:

We have acted as counsel to Scorpio Bulkers Inc. (the “Company”) in connection with the Company’s Registration Statement on Form F-4 (File No. 333-192247) (the “Registration Statement”) as filed publicly with the U.S. Securities and Exchange Commission on November 8, 2013, as thereafter amended or supplemented, with respect to the exchange offer of the Company’s common shares, par value $0.01 per share.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus of the Company (the “Prospectus”) included in the Registration Statement. We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions “Risk Factors” and “Taxation” therein, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters and Marshall Islands tax matters expressed in the Registration Statement under the captions “Tax Considerations – U.S. Federal Income Tax Considerations”, “Tax Consideration – Marshall Islands Tax Considerations”, “Risk Factors – We may have to pay tax on United States source income, which would reduce our earnings” and “Risk Factors – United States tax authorities could treat us as a ‘passive foreign investment company,’ which could have adverse United States federal income tax consequences to United States holders” accurately state our views as to the tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and discussion of advice provided by us in the Prospectus. In giving such consent, we do not hereby admit that we are “experts” within the meaning of the Securities Act and the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ SEWARD & KISSEL LLP